Exhibit 4.25

FIRST SUPPLEMENTAL FISCAL AND PAYING AGENCY AGREEMENT

Dated as of ●

US$750,000,000 2.200% Fixed Rate Notes due 2018

Among

SABMiller Holdings Inc.

as Issuer

and

SABMiller Limited

as Guarantor

and

The Bank of New York Mellon, acting through its London office as Fiscal Agent

This First Supplemental Fiscal and Paying Agency Agreement (as the same may be amended, restated, modified or supplemented from time to time, the “Supplemental Agreement”), is made on ●, 2016 among SABMiller Holdings Inc., a Delaware corporation as Issuer (the “Issuer”), SABMiller Limited, a limited company duly organized and existing under the laws of England and Wales, as Guarantor (the “Guarantor”), The Bank of New York Mellon, acting through its London office, as fiscal agent (the “Fiscal Agent”) under this Agreement and is supplemental to the Fixed Rate Fiscal and Paying Agency Agreement dated as of August 13, 2013 (the “Fiscal and Paying Agency Agreement”).

W I T N E S S E T H :

WHEREAS, the Issuer issued US$750,000,000 principal amount of its 2.200% Notes due 2018 (the “Notes”) on the terms set out in the Fiscal and Paying Agency Agreement, guaranteed as to the payment of principal and interest owing by the Issuer with respect to the Notes pursuant to a guarantee by the Guarantor (the “Guarantee”);

WHEREAS, Section 11(b) of the Fiscal and Paying Agency Agreement and Section 8(a) of the Conditions provides that modifications of and amendments to the Fiscal and Paying Agency Agreement or to the Conditions may be made, and future compliance therewith or past default by the Issuer or the Guarantor may be waived with the consent of the registered holders (the “Holders”) of a majority of the aggregate principal amount of the outstanding Notes and, furthermore, Section 5(b) of the Conditions permits Holders of a majority of the aggregate principal amount of the outstanding Notes to waive defaults by written notice to the Issuer, the Guarantor and the Fiscal Agent;

WHEREAS, the Issuer has obtained the consent (the “Consent”) of Holders constituting a majority of the aggregate principal amount of the Notes outstanding through a consent solicitation (the “Solicitation”), whereby such Holders approved the proposed amendments, release and waivers to the terms and conditions of the Notes, the Guarantee and the Fiscal and Paying Agency Agreement (together, the “Note Documents”), all on the terms set forth in and as more fully described in the Solicitation documents (such amendments, release, waivers and redesignation collectively referred to as the “Amendments”);

WHEREAS, the Consent is sufficient to waive any otherwise applicable requirement of the Notes Documents regarding the holding or notice of a meeting of the Holders in connection with the Amendments and to give effect to the Amendments;

WHEREAS, the Issuer has delivered evidence of the Consent to the Fiscal Agent, and all conditions necessary to authorize the execution and delivery of this Supplemental Agreement by the parties hereto and to make this Supplemental Agreement valid and binding on the Issuer and the Guarantor have been complied with or performed or validly waived, including, without limitation, the Issuer’s payment of the applicable consent payment to the Holders in accordance with the Solicitation documents;

WHEREAS, pursuant to Section 11 of the Fiscal and Paying Agency Agreement, the Fiscal Agent is authorized to execute and deliver this Supplemental Agreement;

WHEREAS, the Amendments to the Note Documents will be conclusive and binding on all Holders of the Notes whether or not they have consented to such action; and

WHEREAS, the Issuer and the Guarantor wish to enter into this Supplemental Agreement to supplement the Note Documents to reflect the approved Amendments upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1. Defined Terms. Terms defined in the Fiscal and Paying Agency Agreement and not otherwise herein defined shall have the same meaning where used in this Supplemental Agreement.

2. Amendments. (a) Any definitions used exclusively in the provisions of the Notes Documents that are deleted pursuant to the amendments set forth under this Supplemental Agreement, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Notes Documents, and all textual references in the Notes Documents exclusively relating to paragraphs, Sections, Clauses or other terms or provisions of the Notes Documents that have otherwise been deleted pursuant to this Supplemental Agreement are hereby deleted in their entirety and shall be of no further force and effect and shall no longer apply to the Notes Documents.

(b) The Fiscal and Paying Agency Agreement shall hereby be amended by deleting in its entirety the final paragraph in Section 14 (Notices) and replacing it with the following:

Where applicable, notices to registered holders may be made in accordance with the procedures of the relevant clearing system.

(c) The following sentence shall be deleted from Section 6(f) of the Fiscal and Paying Agency Agreement:

The Fiscal Agent shall file all notices of redemption in the Companies Announcement Office of the Irish Stock Exchange at the expense of the Issuer or the Guarantor, as the case may be.

(d) The Fiscal and Paying Agency Agreement shall hereby be amended by deleting Section 15 in its entirety, and Section 15 shall be of no further force and effect, and shall no longer apply to the Notes Documents and the words “[INTENTIONALLY DELETED]” shall be inserted in place of the deleted text.

(e) The Fiscal and Paying Agency Agreement shall hereby be amended by deleting the following Sections of the terms and conditions of the Notes, except to the extent otherwise provided below, and these Sections shall be of no further force and effect, and shall no longer apply to the Notes Documents and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:

Section 4(c)

Sub-sections 5(b)(v) and (vi)

Section 6(c)

Section 6(d)

Section 6(e), except for the definitions of “Lien” and “Subsidiary”

Section 11

Section 14

(f) Paragraph 2(d) of the terms and conditions of the Notes shall be deleted in its entirety and replaced with the following:

(d) The Issuer and the Guarantor have initially appointed the Paying Agents, the Transfer Agent and the Registrar for the Notes as stated above. The Issuer and the Guarantor may at any time appoint additional or other paying agents, transfer agents and registrars and terminate the appointment thereof; provided that while the Notes are outstanding, the Issuer will maintain in New York City an office or agency for the payment of principal of and interest on this Note as herein provided. Notice of any such termination or appointment and of any change in the office through which any paying agent, transfer agent or registrar will act will be promptly given once in the manner described in Section 10 herein.

(g) Paragraph 6(a) of the terms and conditions of the Notes shall be deleted in its entirety and replaced with the following:

(a) The Issuer or Guarantor shall not consolidate or merge with or into another Person unless the Person formed by or surviving any such consolidation or merger (if other than the Issuer or Guarantor) assumes all the obligations of the Issuer or Guarantor, as applicable, pursuant to an amendment to the Fiscal and Paying Agency Agreement or a fiscal and paying agency agreement supplemental hereto in form reasonably satisfactory to the Fiscal Agent, under the Notes, the Guarantees and the Fiscal and Paying Agency Agreement.

Upon the execution of such an amendment to the Fiscal and Paying Agency Agreement or a fiscal and paying agency agreement supplemental hereto in accordance with this Section, the successor Person shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or the Guarantor under the Fiscal and Paying Agency Agreement with the same effect as if such Person had been named as the Issuer or the Guarantor herein, as the case may be, and thereafter, the predecessor Person shall be relieved of all obligations and covenants under this Agreement, the Notes or the Guarantee. The terms “Issuer” and “Guarantor”, as used in the Notes and the Fiscal and Paying Agency Agreements, also refer to any such successors or assigns so substituted.

(h) The failure to comply with any of the terms and conditions of the Notes set forth in clauses (a), (b), (c), (d), (e), (f) and (g) above shall no longer constitute an Event of Default under the Fiscal and Paying Agency Agreement with Respect to the Notes and shall no longer have any consequences under the Fiscal and Paying Agency Agreement or the Notes.

3. Release of Liability Relating to Solicitation Process. At and from the execution of this Supplemental Agreement, the Issuer, Guarantor and the Fiscal Agent are deemed released by the Holders of the Notes from any liability, breach, default or event of default arising under the Note Documents in relation to effecting the Amendments through the Solicitation procedure, including but not limited to waiver of any applicable procedural requirements to provide notice in a certain form or at a certain time or to convene a noteholder’s meeting in connection with effecting the Amendments.

4. Representations. The Issuer represents, warrants and covenants to the Fiscal Agent that immediately after giving effect to this Supplemental Agreement, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing.

5. Effect of This Supplemental Agreement. This Supplemental Agreement supplements the terms of the Fiscal and Paying Agency Agreement and unless otherwise specified in this Supplemental Agreement, the Fiscal and Paying Agency Agreement shall continue in full force and effect.

6. Notices. All notices or communications hereunder, except as herein otherwise specifically provided, shall be in English and in writing and if sent to any Agent shall be delivered or sent by facsimile and confirmed to such Agent care of:

if sent to the Issuer delivered or sent via facsimile and confirmed at:

SABMiller Holdings Inc.

C/o The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

USA

Fax:             +1 414 931 6867

Attention:    Stephen Rogers/Company Secretary

if sent to the Guarantor delivered or sent via facsimile and confirmed at:

SABMiller Limited

SABMiller House

Church Street West

Woking GU21 6HS

England

Fax:             +44 1483 264251

Attention:    Treasury

if sent to the Fiscal Agent delivered or sent via facsimile and confirmed at:

The Bank of New York Mellon, acting through its London office

The Bank of New York Mellon

One Canada Square

London

E14 5AL

England

Fax:             011 44 207 964 2536

Attention:    Corporate Trust Administration

(or such other address as shall be specified in writing by any Agent, the Issuer or the Guarantor to the other parties).

7. Governing Law. (a) This Supplemental Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b) The Issuer and the Guarantor confirm that Section 15(b) of the Fiscal and Paying Agency Agreement remains applicable as fully and with like effect as if set forth herein in full.

8. Counterparts. This Supplemental Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Such counterparts shall together constitute but one and the same instrument.

9. Separability. In case of any provision in this Supplemental Agreement, the Notes or the Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.

10. Effect of Headings and Table of Contents. The Section headings are for convenience only and shall not affect the construction of this Supplemental Agreement. References herein to Sections or Sub-sections without further identification of the document to which the reference is made are references to provisions and parts of this Supplemental Agreement. The words “herein”, “hereof” and “hereunder” are used in this Supplemental Agreement to refer to this Supplemental Agreement as a whole and not to any individual part of this Supplemental Agreement, unless otherwise expressly provided herein.

11. Successors and Assigns. All covenants and agreements in this Supplemental Agreement by a party shall bind its successors and assigns, if any, whether so expressed or not.

12. Benefits of Agreement. Nothing in this Supplemental Agreement, the Notes or the Guarantee express or implied, shall give to any person, other than the parties hereto and their successors hereunder, and the registered holders any benefit or any legal or equitable right, remedy or claim under this Supplemental Agreement.

13. Fiscal Agent. The recitals in this Supplemental Agreement are made by the Issuer and the Guarantor only and not by the Fiscal Agent, and all of the provisions contained in the

Fiscal and Paying Agency Agreement in respect of the rights, privileges, immunities, powers and duties of the Fiscal Agent shall be applicable in respect of this Supplemental Agreement as fully and with like effect as if set forth herein in full. The Fiscal Agent makes no representation or warranty as to the correctness of the recitals contained herein or as to the validity or adequacy of the Consent, this Supplemental Agreement, the Notes or the Guarantee, and it shall not be responsible for any statement of the Issuer or the Guarantor in this Supplemental Agreement, or any Solicitation documents.

IN WITNESS WHEREOF, the parties hereto have executed this First Supplemental Fiscal and Paying Agency Agreement as of the date first above written.

SABMiller Holdings Inc., as Issuer

By:
Name:
Title:

SABMiller Limited, as Guarantor

By:
Name:
Title:

The Bank of New York Mellon, acting through its London office, as Fiscal Agent

By:
Name:
Title: Authorised Signatory

D-1